UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  October 4, 2006

Creative Enterprises International, Inc.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:  0-51313

NEVADA	23-3100268
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

825 Lafayette Road
Bryn Mawr, PA 19010

(Address and zip code of principal executive offices)

(610) 525-7444

(Registrant's telephone number, including area code

461 Park Avenue South, New York, NY 10016

(Former name or former address, if changed since last report.)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 4, 2006, Creative Enterprises International, Inc., (the ‘‘Company’’) completed the initial closing of a financing transaction (the ‘‘Financing’’) in which certain accredited investors made investments in the Company totaling $275,000. The investments were made pursuant to securities purchase agreements. The terms of the Financing are described in greater detail in Item 3.02 of this Current Report on Form 8-K.

On October 4, 2006, the Company entered into an agreement with Mr. James Robb, a member of the Company's board of directors, modifying the convertible note issued to Mr. Robb in June 2006. Pursuant to this agreement, the Company agreed to modify the repayment terms of the note by paying to Mr. Robb an amount of $10,000 upon the initial closing of the Financing and the balance of the principal and accrued and unpaid interest within 60 days thereafter. The principal amount due to Mr. Robb is $50,000, which includes the assignment of a $25,000 convertible note to Mr. Robb in a private transaction, which note was originally issued by the Company to Mr. Christopher Durkin, the Company's former Chief Executive Officer and a former director. This summary of the note modification agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K.

On October 4, 2006, the Company entered into a Separation Agreement with Mr. Chris Durkin, the Company's President, Chief Executive Officer and a director. Pursuant to this agreement, Mr. Durkin agreed to resign from all positions with the Company effective upon his receipt of payment of $32,500 as payment of accrued but unpaid compensation and expenses. Mr. Durkin also agreed to provide the Company with a general release of claims in the separation agreement. The Company made the cash payment to Mr. Durkin on October 5, 2006 and his resignation is effective as of such date. In addition, and as additional severance compensation, the Company agreed to issue Mr. Durkin 300,000 shares of Common Stock. This summary of the Separation Agreement is qualified in its entirety by reference to full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

On October 4, 2006, the Company entered into an amendment to its License and Distribution Agreement with Peace Mountain Natural Beverages Corporation. Pursuant to this amendment, the Company agreed to pay Peace Mountain an amount of $30,000 in two equal monthly installments commencing on the date of the amendment in satisfaction of allegations of non-performance by Peace Mountain. In addition, the parties further agreed to amend and restate the Company's royalty obligation to Peace Mountain, pursuant to which amendment, the Company will have a minimum royalty obligation to Peace Mountain based on a percentage of wholesale sales with a quarterly minimum of $15,000.

Item 1.02	Termination of a Material Definitive Agreement.

On October 10, 2006, the Company entered into an agreement with Jamnica, d.d. and Jana North America, Inc., which agreement is effective as of September 20, 2006, pursuant to which the parties confirmed the termination of the distribution agreement dated July 21, 2004, between the Company and Jamnica. In the new agreement, the parties agreed to the following arrangements: (a) in consideration for the agreement by the Company to the terms of the agreement, the Company's obligation to Jamnica, in an amount of $207,321, is eliminated; (b) Jamnica and Jana North American shall pay an amount of $23,125 on the Company's behalf in satisfaction of storage and warehousing fees; (c) receivables due to the Company from select accounts shall be transferred to Jana North America; and (d) the Company shall make available to Jana North America all inventory of Jana bottled waters in the Company's possession. In addition, the parties agreed that the Company will cease use of the Jana trademarks and logos and Jamnica and Jana North America agreed not to use any of the Company's licensed trademarks or logos concerning the Company's ‘‘Skinny’’ product line. Pursuant to the agreement, the Company will also provide additional assistance to Jamnica and Jana North America in the transition for the marketing and distribution of the Jana bottled waters. Each of the parties also agreed to release the other from any obligations or claims arising from the distribution agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In connection with the Financing, one of the investors agreed to structure his investment in part as a convertible debt instrument in the principal amount of $100,000 (the ‘‘Note’’). The Note bears interest at the rate of 10% per annum and has a maturity date of 2 years from the date of issuance. The holder has the right to convert the outstanding principal of the Note into shares of Common Stock at the initial conversion rate of $0.05 only if such conversion would not result in the holder being deemed the beneficial owner of greater than 9.99% of the number of the Company's Common Stock then issued and outstanding. In addition, the holder will be required to convert the Note in its entirety at such time as such conversion would not result in it being the owner of greater than 9.99% of the Company's then issued and outstanding Common Stock.

Item 3.02	Unregistered Sale of Equity Securities

On October 4, 2006, the Company completed the initial closing of the Financing in which the investors made investments in the Company totaling $275,000. The Financing is for a total of $1.2 million of Common Stock, or 24,000,000 shares of Common Stock, at the offering price of $0.05 per share. At the initial closing of the Financing, the Company received gross proceeds of $275,000 and issued an aggregate of 3,500,000 shares of Common Stock to the investors. As described above in Item 2.03 of this Current Report, the Company issued the Note to one investor in the principal amount of $100,000. This investor also subscribed for $150,000 of shares of Common Stock in the Financing (3,000,000 shares). After payment of expenses associated with the initial closing, the Company received net proceeds of approximately $250,000. The Company intends to use the proceeds from the offering for working capital, payment of accrued compensation and the repayment of debt owed to third parties. The Financing will continue until the earlier November 18, 2006 or until all the securities authorized for sale have been sold, unless extended for up to an additional 30 days.

In connection with the Financing, holders of an aggregate principal amount of $442,000 of convertible notes, including the Company's Chairman, Michael Salaman, elected to convert their notes into an aggregate of 8,840,000 shares of Common Stock. Of this amount, a total of 4,840,000 shares of Common Stock were issued to Mr. Salaman. The Company also issued an aggregate of 69,860 shares of Common Stock in lieu of the accrued and unpaid interest due on such notes. The information required to be disclosed in this Item 3.02 concerning the issuance of common stock to Mr. Durkin is incorporated herein by reference from Item 1.01 of this Current Report.

The securities sold in the Financing have not been registered under the Securities Act of 1933, as amended, and were offered and sold in reliance upon the exemption from registration set forth in Section 4(2) thereof and Regulation D, promulgated under the Securities Act. We believe that the investors and the selling agent are ‘‘accredited investors’’, as such term is defined in Rule 501(a) promulgated under the Securities Act. This disclosure does not constitute an offer to sell or the solicitation of an offer to buy any of our securities, nor will there be any sale of these securities by us in any state or jurisdiction in which the offer, solicitation or sale would be unlawful. The disclosure is being issued pursuant to and in accordance with Rule 135c of the Act.

Item 5.01	Changes in Control of Registrant

To the extent required by Item 5.01 of Form 8-K, the information contained or incorporated by reference in Item 1.01, Item 2.03, Item 3.02, and Item 5.02 of this Current Report regarding the Financing and related transactions is incorporated by reference in this Item 5.01.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 5, 2006, Mr. Christopher Durkin, the Company's Chief Executive Officer, President and a director, resigned from such positions with the Company. In addition, on October 4, 2006, the Company elected Mr. Ken Brice, currently serving as the Company's Chief Financial Officer, as a member of its board of directors and appointed Mr. Michael R. Reis as its interim Chief Operating Officer and also elected him as a director. In addition, on October 6, 2006, the Company appointed Mr. Donald J. McDonald to serve as its new Chief Executive Officer, President and as a member of its board of directors.

Biographical Information of Donald J. McDonald

Donald J. McDonald has over 25 years of experience as a senior executive and 19 years experience in the cable television, broadcast and video production industries with expertise in financial management, sales, marketing and corporate governance. Since April 2002, Mr. McDonald has served as the President of Summit Corporate Group, Inc., providing executive management and corporate advisory services to a number of companies. Prior to that, from March 1999 to March 2002, Mr. McDonald was the President of Directrix, Inc., a publicly-traded company providing media production and distribution services. Prior to that, Mr. McDonald in an executive capacity for a number of companies including National Media Corp., LSI Communications, Inc. and Spice Direct Entertainment Co. Mr. McDonald is 54 years old and graduated with a B.S. from Villanova University in 1974.

Biographical Information of Michael R. Reis.

Since April 2003, Mr. Reis operates a consulting practice through M.R. Reis Co., pursuant to which he provides business and accounting consulting services. Prior to that, Mr. Reis was the Chief Financial Officer of Weaver Nut Co., a position he held from June 2001 through April 2003. Prior to that, Mr. Reis began his career as an accountant with Deloitte & Touche and thereafter held executive positions with a number of companies including serving as the Chief Financial Officer of Public Gas Co., the Chief Financial Officer of Waste Masters, Inc., the President of Pollution Control Industries and a Senior Vice President of ENSI. Mr. Reis is 61 years of age and graduated from Bloomfield College & Seminary in 1973 with a B.A. in Accounting and Mathematics.

Further, on October 6, 2006, Mr. James Robb notified the Company that effective on such date he resigned from the Company's board of directors. The Company believes Mr. Robb's resignation was due to his disagreement with the board concerning a proposed grant of stock options to the Company's Chairman, Mr. Salaman. At a meeting of the board held via conference call on October 6, 2006, the board considered a proposal to increase the number of shares available to be granted pursuant to the Company's employee stock option plan and to award options to members of the Company's senior management team, including the Company's Chairman, all of which actions would be subject to the approval of the Company's stockholders. Mr. Robb stated his disagreement with the proposed award of options to the Company's Chairman at the meeting and registered his vote against such action. The majority of the board approved the proposed action, including the grant of options to the Chairman. Subsequent to the meeting, Mr. Robb submitted his resignation. The Company will provide Mr. Robb with a copy of these disclosures no later than the date on which this Report on Form 8-K is filed and provide him with an opportunity to furnish the Company with a letter stating whether he agrees with the statements made by the Company herein. The Company will file any letter received from Mr. Robb as an exhibit to an amendment to this Report on Form 8-K.

Item 8.01	Other Events.

On October 6, 2006, the Company appointed Ms. April Brown as its Chief Marketing Officer. Ms. Brown was most recently employed by Nautilus, Inc. from April 2002 to May 2006 where she has held the positions of Senior Director – Marketing Strategy since 2004, the Director of Creative Services and Marketing Operations and Creative Director. Prior to that, Ms. Brown was the Senior Art Director of Publicis Advertising from December 1999 to September 2001. From 1998 – 1999, Ms. Brown was a Graphic Design Strategist at Nike, Inc. and from 1996 – 1998, she served as a creative director for BHP, Ltd. Ms. Brown is 41 years old and graduated from Reed College in 1990 with a B.A. in Fine Art and Theoretical Physics.

Item 9.01	Financial Statements And Exhibits

(c)    Exhibits

The following exhibits are filed or furnished herewith:

4.1	Note Modification Agreement dated October 4, 2006 between James Robb and the Company.

10.1	Separation Agreement between Christopher Durkin and the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CREATIVE ENTERPRISES INTERNATIONAL, INC.

By: /s/ Donald J. McDonald

Name:  Donald J. McDonald
        Title: Chief Executive Officer

Date: October 11, 2006

EXHIBIT INDEX

Exhibit Number	Description
4.1	Note Modification Agreement dated October 4, 2006 between James Robb and the Company.
10.1	Separation Agreement between Christopher Durkin and the Company